Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA.

Note: The information contained in this Item has been updated, as applicable, to present the operating results of certain pay per click assets which were sold in July 2013 as discontinued operations for all periods presented as discussed in the Notes to Financial Statements.

The following selected consolidated financial data should be read in conjunction with Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this Form 10-K.

The consolidated financial data for the years ended December 31, 2008 and 2009 is derived from our audited consolidated financial statements which are not included in this Form 10-K.

The consolidated statement of operations data for the years ended December 31, 2010, 2011 and 2012, and the consolidated balance sheet data at December 31, 2011 and 2012, are derived from our audited consolidated financial statements appearing elsewhere in this Form 10-K.

The historical results are not necessarily indicative of the results to be expected in any future period.

Consolidated Statements of Operations Data (in thousands except per share amounts):

	Year ended December 31,
	2008	2009	2010	2011	2012
Revenue	$133,718	$82,898	$85,828	$138,726	$132,794
Income (loss) from operations	$(166,842)	$(3,619)	$(4,548)	$5,724	$(17,243)
Income (loss) from continuing operations	$(119,682)	$(2,045)	$(3,515)	$2,755	$(34,258)
Income (loss) from discontinued operations, net of tax	$(8,182)	$(17)	$472	$204	$(938)
Net income (loss)	$(127,864)	$(2,062)	$(3,043)	$2,959	$(35,196)
Net income (loss) applicable to common stockholders	$(128,132)	$(2,249)	$(3,242)	$2,700	$(35,853)
Basic and diluted net income (loss) per Class A share applicable to common stockholders:
Continuing operations applicable to common stockholders	$(3.29)	$(0.07)	$(0.11)	$0.07	$(1.03)
Discontinued operations, net of tax	$(0.23)	$(0.00)	$0.01	$0.01	$(0.03)

Net income (loss) per Class A share applicable to common stockholders	$(3.52)	$(0.07)	$(0.10)	$0.08	$(1.06)
Basic and diluted net income (loss) per Class B share applicable to common stockholders:
Continuing operations applicable to common stockholders	$(3.29)	$(0.07)	$(0.11)	$0.07	$(1.02)
Discontinued operations, net of tax	$(0.23)	$(0.00)	$0.01	$0.01	$(0.03)

Net income (loss) per Class B share applicable to common stockholders	$(3.52)	$(0.07)	$(0.10)	$0.08	$(1.05)
Shares used to calculate basic net income (loss) per share:
Class A	10,964	10,884	10,661	9,928	9,574
Class B	25,468	22,830	21,993	23,358	24,412
Shares used to calculate diluted net income (loss) per share:
Class A	10,964	10,884	10,661	9,928	9,574
Class B	36,432	33,714	32,654	35,318	33,986

Consolidated Balance Sheet Data (in thousands):

	December 31,
	2008	2009	2010	2011	2012
Cash and cash equivalents	$27,418	$33,638	$37,328	$37,443	$15,930
Working capital	$34,988	$41,273	$47,305	$16,168	$21,683
Total assets	$170,270	$159,373	$159,690	$220,058	$149,147
Other non-current liabilities	$23	$1,005	$2,076	$2,580	$2,216
Total liabilities	$20,962	$17,948	$19,998	$61,050	$26,212
Total stockholders’ equity	$149,308	$141,425	$139,692	$159,008	$122,935
Cash dividends declared per common share	$0.08	$0.08	$0.08	$0.08	$0.25